                                                                      EXHIBIT 11

MIGRATEC, INC. AND SUBSIDIARY

Computations of Net Loss Per Share

The following table sets forth the computation of basic and diluted loss per share as calculated in accordance with FASB 128.


                                                                For the three months ended       For the nine months ended
                                                                      September 30,                    September 30,
                                                                   1999            1998            1999            1998
                                                               ------------    ------------    ------------    ------------

Numerator:
   Numerator for basic and diluted loss per share -
   Loss before extraordinary item                              $ (1,067,106)   $   (678,097)   $ (2,671,883)   $ (3,019,785)

   Extraordinary income                                              41,014              --          41,014         256,344
                                                               ------------    ------------    ------------    ------------

   Net loss                                                    $ (1,026,092)   $   (678,097)   $ (2,630,869)   $ (2,763,441)
                                                               ============    ============    ============    ============

Denominator:
   Denominator for basic loss per share -                        54,512,750      43,313,080      49,565,500      38,757,699
   Weighted average shares

Effect of dilutive securities:
   Stock options and warrants                                            --              --              --              --
                                                               ------------    ------------    ------------    ------------

   Dilutive potential common shares                                      --              --              --              --
                                                               ------------    ------------    ------------    ------------

   Denominator for diluted earnings per share -
   adjusted weighted average shares and assumed
   conversions
                                                               ============    ============    ============    ============
   Basic loss per share                                        $     (0.019)   $     (0.016)   $     (0.053)   $     (0.071)
                                                               ============    ============    ============    ============
   Diluted loss per share                                      $     (0.019)   $     (0.016)   $     (0.053)   $     (0.071)
                                                               ============    ============    ============    ============


As MigraTEC incurred a net loss for the three months and nine months ended September 30, 1999 and 1998, there were no adjustments for potentially dilutive securities as the adjustments would have been anti-dilutive.